Exhibit 3.4

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

JLL CMG, LLC

(a Delaware limited liability company)

This LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) is executed as of March 15, 2019 by Jones Lang LaSalle Incorporated, a Maryland corporation (the “Member”). The Member, intending to be legally bound, hereby states the terms of its agreement as to the affairs of, and the conduct of the business of, JLL CMG, LLC, a limited liability company (the “Company”), as follows:

ARTICLE I

FORMATION, PURPOSE AND DEFINITIONS

1.1    Establishment of Limited Liability Company. The Member has caused a limited liability company to be established and organized as of the date hereof pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “LLC Act”), to carry on a business for profit. The Member is hereby admitted to membership in the Company.

1.2    Name. The name of the Company is JLL CMG, LLC. The Company may conduct its activities under any other permissible name designated by the Board of Directors (as defined in Section 4.1(a) below).

1.3    Registered Office of the Company. The registered office of the Company in the State of Delaware shall be the location stated in the Company’s Certificate of Formation filed with the Secretary of State of the State of Delaware. The Board of Directors may, from time to time, change such registered agent and registered office, by appropriate filings as required by law.

1.4    Purpose. Subject to the provisions of this Agreement, the purpose of the Company is to engage in any business or activity in which a limited liability company organized under the LLC Act may lawfully engage and not otherwise prohibited by other applicable law. The Company shall have the authority to do all things necessary or advisable in order to accomplish such purposes.

1.5    Duration. Unless the Company shall be earlier dissolved in accordance with Article VI, it shall continue in existence in perpetuity.

1.6    Other Activities of Member. The Member may engage in or possess an interest in other business ventures of any nature, whether or not similar to or competitive with the activities of the Company.

ARTICLE II

CAPITAL CONTRIBUTIONS

2.1    Capital Contributions. The Member has previously made one or more capital contributions to the Company. The receipt by the Member from the Company of any distributions whatsoever (whether pursuant to Section 3.1 or otherwise and whether or not such distributions may be considered a return of capital) shall not increase the Member’s obligations under this Article II.

2.2    Additional Capital Contributions. The Member may, but shall not be required to, make additional capital contributions to the Company.

2.3    Loans. If the Member makes any loans to the Company, or advances money on the Company’s behalf, the amount of any such loan or advance shall not be deemed an increase in, or contribution to, the capital contribution of the Member. If the Company makes any loans to the Member, or advances money on the Member’s behalf, the amount of any such loan or advance shall not be deemed a decrease in capital of the Member or a distribution to the Member. Interest shall accrue on any such loan or advance at an annual rate agreed to by the Company and the Member (but not in excess of the maximum rate allowable under applicable usury laws).

2.4    Record of Membership Interest. The Directors shall cause accurate records of the membership interests to be maintained. Membership interests need not be certificated.

ARTICLE III

DISTRIBUTIONS

3.1    Distributions. The Company shall make distributions to the Member at the times and in the manner that the Board of Directors deems appropriate and as permitted by law.

ARTICLE IV

RIGHTS AND DUTIES OF THE DIRECTORS AND MEMBER

4.1    Management.

(a)    The business and affairs of the Company shall be managed by a board of directors (the “Board of Directors”) elected by the Member.

(b)    Except for situations in which the approval of the Member is expressly required by this Agreement or by non-waivable provisions of applicable law, the Board of Directors shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. Each Director shall be an agent of the Company and shall have the right, power and authority to transact any business in the name of the Company to the degree authorized by the Board of Directors and to act for or on behalf of or to bind the Company to the degree authorized by the Board of Directors. Nothing contained in this Agreement shall require any person to inquire into the authority of the Directors to execute and deliver any document on behalf of the Company or to bind the Company pursuant to such document.

4.2    Certain Powers of Board of Directors. Without limiting the generality of Section 4.1 above, the Board of Directors shall have power and authority to cause the Company, in its own name:

(a)    to purchase, lease or otherwise acquire or obtain the use of staff, personnel, material and other types of real and personal property that may be deemed necessary or desirable in connection with carrying on the business of the Company;

(b)    to purchase liability, errors and omissions and other insurance to protect the Company’s property and business;

(c)    to invest any Company funds (by way of example but not limitation) in time deposits, short-term government obligations, commercial paper, money market mutual funds or other similar investments, including the lending of funds to the Member;

(d)    to receive capital contributions from the Member;

(e)    to establish a record date with respect to all actions to be taken hereunder that require a record date to be established, including with respect to allocations and distributions;

(f)    to open, maintain and close bank accounts and establish accounts for the Company and draw checks and other orders for the payment of money, and pay the Company’s operating expenses in the ordinary course of the Company’s business;

(g)    to execute all instruments and documents, including the following: checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Board of Directors, to the business of the Company;

(h)    to enter into any and all other agreements on behalf of the Company, with any other person for any purpose, in such forms as the Board of Directors may approve;

(i)    to employ or engage property managers, brokers, finders, accountants, legal counsel, investment bankers, managing agents or other experts or employees or agents to perform services for the Company and to compensate them from Company funds;

(j)    to make distributions in accordance with Section 3.1 above;

(k)    to furnish the Member with information relating to the Company;

(l)    to prepare, or cause to be prepared, and file, on behalf of the Company, any required tax returns and to make any available or necessary elections in connection therewith; and

(m)    to do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

Unless authorized by this Agreement or by the Board of Directors, no attorney-in-fact, employee, or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose; provided, however, that the officers of the Company shall have the authority to bind the Company in a manner customary for their respective offices.

4.3    Contracts with Affiliates. The Board of Directors may cause the Company to enter into contracts relating to any of the transactions described in Section 4.2 above with the Member or any direct or indirect subsidiary of the Member.

4.4    Number, Tenure and Qualifications of Directors. The number of, and members of, the Board of Directors shall be determined by the Member. Each Director shall hold office until the next annual meeting of the Member and, if later, until a qualified successor has been duly elected and qualified as provided herein, or until the Director’s earlier death, resignation or removal. Directors need not be Members or residents of the State of Delaware but must be natural persons.

4.5    Meetings of the Board of Directors; Action by the Board of Directors.

(a)    Frequency and Place of Meetings. The Board of Directors shall meet as often as is necessary or desirable to carry out its functions on such dates and times as the Board of Directors may determine from time to time. Meetings of the Board of Directors shall be held within or outside the State of Delaware as may be designated from time to time by the Board of Directors. Notice of the date, time and purpose of each regular and special meeting shall be delivered personally or by telephone to each Director or sent by first class mail, electronic mail or facsimile transmission, charges prepaid, addressed to such Director at such Director’s mailing or electronic mail address or facsimile address or number as appears on the records of the Company at least two business days prior to the date scheduled for a meeting. A Director may waive the requirement of notice of a meeting either by attending a meeting for which notice was not given or executing a written waiver before or after such meeting.

(b)    Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Directors having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

(c)    Quorum; Attendance by Telephone; Vote. The presence of a majority of the Directors shall be necessary to constitute a quorum for the transaction of business, and the acts of a majority of the Directors present and voting at a meeting at which a quorum is present shall be the acts of the Board of Directors. Any one or all of the Directors may participate in a meeting of the Board of Directors by means of a conference telephone or similar communication device that allows all persons participating in the meeting to simultaneously hear each other during the meeting, and such participation in the meeting shall be equivalent of being present in person at such meeting. For each Board of Directors decision, each Director shall have one vote. There shall not be classes of Directors. Unless otherwise provided in this Agreement, on any matter that is to be voted on by Directors, the Directors may vote in person or by proxy.

(d)    Records. The Company shall maintain permanent written records of all actions taken by the Directors pursuant to any provision of this Agreement, including minutes of all meetings of the Board of Directors and copies of all actions taken by written consent of the Directors.

4.6    Directors Have No Exclusive Duty to the Company. The Directors shall not be required to manage the Company as their sole and exclusive function, and they may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Directors or to the income or proceeds derived from such investments or activities. The Directors shall incur no liability to the Company or to any Member as a result of engaging in any other business or venture.

4.7    Officers. The Company may have such officers and agents with such respective rights and duties as the Directors may from time to time determine. The Directors may delegate to one or more agents, officers, employees or other persons (who shall not be deemed “Directors” within the meaning of the LLC Act) any and all powers to manage the Company that the Directors possess under this Agreement and the LLC Act. The officers shall serve at the pleasure of the Board of Directors and until their qualified successor or successors shall be duly elected and qualified or until their earlier death, resignation or removal. The officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

4.8    Resignation of Directors. Any Director of the Company may resign at any time by giving written notice to the Member and the secretary of the Company, if any, and, if not, to the other remaining Directors. The resignation of any Director shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Director shall not constitute the withdrawal of the Member.

4.9    Vacancies in the Board of Directors. In the event that a vacancy occurs for any reason in the Board of Directors, a special meeting of the Member may be called by the Member for the purpose of electing a Director to fill such vacancy in accordance with Section 4.4 above. In the absence of such a special meeting, any vacancy in the Board of Directors shall be filled in accordance with Section 4.4 above at the next annual meeting of the Member.

4.10    Compensation of Directors and Others. The Directors shall not be entitled to receive compensation for their services as Directors. The Member acknowledges that one or more Directors may act in various capacities with respect to the Company and that, in exchange for services rendered in connection with the Company (other than services relating to the Board of Directors), the Directors and companies and persons affiliated with them may receive such fees and compensation as are fixed by the Board of Directors, with the approval of the Member. The Board of Directors expressly reserves the right to contract for management, consulting or other services with an affiliated or unaffiliated company; provided that any such contracts shall be subject to the provisions of Section 4.3 above, if any, and that fees and other compensation paid to affiliates of a Director may not exceed market rates for similar services in the same region.

4.11    Voting Powers of the Member.

(a)    General Rules. The Member, as such, shall not have any voting rights or take any part in the day-to-day management or conduct of the business of the Company, nor shall the Member have any right or authority to act for or bind the Company. Actions and decisions that do require the approval of the Member pursuant to any provision of this Agreement or applicable law may be authorized or made by affirmative vote of the Member. Such vote may be taken at a meeting of the Member or by written consent without a meeting.

(b)    Meetings. An annual meeting of the Member may be held for the purpose of electing Directors and conducting such additional business as shall properly come before the meeting in each calendar year. The Board of Directors shall, by resolution, set the date, time and location of any such annual meeting. In addition, the Member may call a meeting to consider approval of an action or decision under any provision of this Agreement.

(c)    Action by Written Consent. Any action required or permitted to be taken at a meeting of the Member may be taken without a meeting if, prior or subsequent to the action, a written consent in lieu of a meeting, setting forth the action so taken or to be taken, shall be signed by such Member.

(d)    Records. The Company shall maintain permanent written records of all actions taken by the Member pursuant to any provision of this Agreement, including minutes of all meetings of the Member and copies of all actions taken by written consent of the Member.

ARTICLE V

TRANSFER OF MEMBERSHIP INTERESTS

5.1    Assignments. The Member may assign in whole or in part such Member’s membership interest. If the Member transfers all of such Member’s interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

5.2    Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

ARTICLE VI

DISSOLUTION AND LIQUIDATION

6.1    Events Triggering Dissolution. The Company shall dissolve and commence winding up and liquidation upon the first to occur of any of the following (“Liquidating Events”):

(a)    the written consent of the Member; or

(b)    the entry of a decree of judicial dissolution under Section 18-802 of the LLC Act.

The Company shall not be dissolved for any other reason, including the Member’s becoming bankrupt or executing an assignment for the benefit of creditors, and any such bankruptcy or assignment shall not effect a transfer of any portion of the Member’s membership interest in the Company.

6.2    Liquidation. Upon dissolution of the Company in accordance with Section 6.1 above, the Company shall be wound up and liquidated by the Member or by a liquidating Director selected by the Board of Directors. The proceeds of such liquidation shall be applied and distributed in the following order of priority:

(a)    to creditors, including the Member if it is a creditor, in the order of priority as established by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member under the LLC Act; and then

(b)    to the setting up of any reserves in such amount and for such period as shall be necessary to make reasonable provisions for payment of all contingent, conditional or unmatured claims and obligations known to the Company and all claims and obligations known to the Company but for which the identity of the claimant is unknown; and then

(c)    to the Member, which liquidating distribution may be made to the Member in cash or in kind, or partly in cash and partly in kind.

6.3    Certificate of Dissolution. Upon the dissolution of the Company and the completion of the liquidation and winding up of the Company’s affairs and business, the Board of Directors or the liquidating Director shall on behalf of the Company prepare and file a certificate of dissolution with the Secretary of State of the State of Delaware, if and as required by the LLC Act. When such certificate is filed, the Company’s existence shall cease.

ARTICLE VII

ACCOUNTING AND FISCAL MATTERS

7.1    Fiscal Year. The fiscal year of the Company shall be the calendar year.

7.2    Method of Accounting. The Member shall select a method of accounting for the Company as deemed necessary or advisable and shall keep, or cause to be kept, full and accurate records of all transactions of the Company in accordance with sound accounting principles consistently applied.

7.3    Financial Books and Records. All books of account shall, at all times, be maintained in the principal office of the Company or at such other location as specified by the Member.

ARTICLE VIII

INDEMNIFICATION

8.1    Liability of Officers and Directors; Limits. No Director or officer of the Company shall be liable to the Company or to any Member for any loss or damage sustained by the Company or to any Member, unless the loss or damage shall have been the result of the conduct described in clause (a), (b) or (c) below (any such conduct, “Improper Conduct”):

(a)    gross negligence, fraud or intentional misconduct, bad faith or knowing violation of law by such Director or officer;

(b)    a breach of the duty of loyalty of such Director or officer to the Company or the Member; or

(c)    a transaction from which such Director or officer derived an improper personal benefit,

it being understood that Section 4.6 above shall continue to apply.

8.2    Limited Liability. Except as otherwise provided by the LLC Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Director or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Director or officer of the Company. The Member shall not be required to lend any funds to the Company.

8.3    Right to Indemnification.

(a)    Subject to the limitations and conditions as provided in this Article VIII, the Company shall provide indemnification for members of its Board of Directors, members of committees of the Board of Directors and of other committees of the Company, and its officers, and the Company may provide indemnification for its agents and employees, and those serving another corporation, partnership, joint venture, trust or other enterprise at the request of the Company, in each case to the maximum extent permitted by the LLC Act; provided, however, that the Company may limit the extent of such indemnification by individual contracts with Firectors and officers; provided, further, that the Company shall not be required to indemnify any person in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the Company or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors or (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the LLC Act; and

(b)    to the fullest extent not prohibited by the LLC Act, as it exists on the date this Agreement is adopted or as such law may later be amended, no Director shall be liable to the Company or any Member for monetary damages for any breach of fiduciary duty as a director. No amendment to or repeal of this Section 8.3 shall adversely affect any right or protection of a Director that exists at the time of such amendment or repeal with respect to any actions taken, or inactions, prior thereto.

8.4    Advance Payment. The right to indemnification conferred in this Article VIII shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a person of the type entitled to be indemnified under Section 8.3 who was, is or is threatened to be, made a named defendant or respondent in a proceeding in advance of the final disposition of such proceeding and without any determination as to the person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such person in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of a written affirmation by such person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article VIII and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article VIII or otherwise.

8.5    Indemnification of Employees and Agents. The Company, upon the direction of the Board of Directors, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Sections 8.3 and 8.4. Notwithstanding the foregoing, no such indemnity shall extend to any employee or agent to the extent that any proceeding or judgment, penalty, fine, settlement or expenses result from Improper Conduct on the part of such employee or agent.

8.6    Appearance as a Witness. Notwithstanding any other provision of this Article VIII, the Company may pay or reimburse reasonable out-of-pocket expenses incurred by any Member, Director, officer or agent in connection with his or her appearance as a witness or other participation in a proceeding at a time when he or she is not a named defendant or respondent in such proceeding.

8.7    Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VIII shall not be exclusive of any other right that a Member, Director, officer or other person indemnified pursuant to this Article VIII may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.

8.8    Insurance. The Company may purchase and maintain (if and to the extent feasible, as determined by the Board of Directors) insurance, at its expense, to protect itself and any Director, officer or agent of the Company who is or was serving at the request of the Company as a Director, representative, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under this Article VIII.

8.9    Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each person indemnified pursuant to this Article VIII as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE IX

MISCELLANEOUS

9.1    Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Member and, subject to Article V above, its successors and assigns.

9.2    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to conflict of laws principles.

9.3    Severability. The invalidity or unenforceability of any particular provision of this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

[Signature page follows.]

IN WITNESS WHEREOF, the Member has signed this Agreement as of the date first written above.

JONES LANG LASALLE INCORPORATED

By:	/s/ James S. Jasionowski
Name:	James S. Jasionowski
Title:	Executive Vice President

[Signature page to Limited Liability Company Operating Agreement of JLL CMG, LLC]